Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Baker Hughes, a GE company
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		81-4403168 (I.R.S. Employer Identification Number)
17021 Aldine Westfield Road Houston, Texas 77073 713-439-8600 (Address of Registrant’s principal executive offices)

Baker Hughes, a GE company 2017 Long-Term Incentive Plan
Amended and Restated Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan
Amended and Restated Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan
Baker Hughes Incorporated Compensation Deferral Plan (Amendment and Restatement Effective January 1, 2009), as amended
(Full title of the plan)

William D. Marsh, Esq.
Chief Legal Officer
Baker Hughes, a GE company
17021 Aldine Westfield Road
Houston, Texas 77073
713-439-8600
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer ☐
Non‑accelerated filer	☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.00001 per share, to be issued under the Baker Hughes, a GE company 2017 Long-Term Incentive Plan	57,400,000	$36.19(2)	$2,077,306,000	$240,759.77(3)
Class A Common Stock, par value $0.00001 per share, to be issued under the Amended and Restated Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan	3,905,324(4)	$36.19(2)	$141,333,676	$16,380.57(3)
Class A Common Stock, par value $0.00001 per share, to be issued under the Amended and Restated Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan	7,040,864(5)	$36.19(2)	$254,808,868	$29,532.35(3)
Class A Common Stock, par value $0.00001 per share, to be issued under the Baker Hughes Incorporated Director Compensation Deferral Plan, as amended	16,715(6)	$36.19(2)	$604,916	$70.11(3)

(1)
Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (“Common Stock”) in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.  Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Baker Hughes, a GE company 2017 Long-Term Incentive Plan (the “2017 Plan”), the Amended and Restated Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “2002 D&O Plan”), the Amended and Restated Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan (the “2002 Employee Plan”) and the Baker Hughes Incorporated Director Compensation Deferral Plan, as amended (the “Director Plan,” and together with the 2017 Plan, the 2002 D&O Plan, and the 2002 Employee Plan, the “Plans”).

(2)
The Proposed Maximum Offering Price Per Share, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $36.19, which was determined based on the average of the high and the low prices of common stock of Baker Hughes Incorporated as reported on the New York Stock Exchange on June 27, 2017, minus a special cash dividend of $17.50 per share.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act.

(4)	Represents shares issuable pursuant to outstanding awards of restricted stock, restricted stock units and stock options granted under the 2002 D&O Plan.

(5)	Represents shares issuable pursuant to outstanding restricted stock, restricted stock units and stock options granted under the 2002 Employee Plan.

(6)	Represents shares issuable pursuant to outstanding stock options granted under the Director Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Introductory Statement

The Registrant is filing this Registration Statement on Form S-8 with respect to up to 57,400,000 of its shares of Common Stock issuable in connection with the 2017 Plan, up to 3,905,324 of its shares of Common Stock issuable in connection with the 2002 D&O Plan, up to 7,040,864 of its shares of Common Stock issuable in connection with the 2002 Employee Plan and up to 16,715 of its shares of Common Stock issuable in connection with the Director Plan.

On July 3, 2017, pursuant to the terms of the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company (“GE”), Baker Hughes Incorporated (“Baker Hughes”), the Registrant (which was known as “Bear Newco, Inc.” and was renamed “Baker Hughes, a GE company”) and Bear MergerSub, Inc., as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes, the Registrant, Bear MergerSub, Inc., BHI Newco, Inc. and Bear MergerSub 2, Inc. (as it may be further amended from time to time, the “Transaction Agreement”), the transactions contemplated by the Transaction Agreement (the “Transactions”) were consummated. As a result of the Transactions, and subject to the same terms and conditions as applied immediately prior to the Transactions, (A) each restricted share of Baker Hughes’ common stock, par value $1.00 per share (“Baker Hughes Common Stock”) outstanding prior to the Transactions was converted into the right to receive one restricted share of Common Stock (the “Registrant Restricted Stock”), (B) each option to purchase shares of Baker Hughes Common Stock outstanding prior to the Transactions was converted into an option to acquire Common Stock (the “Registrant Option”), and (C) each restricted stock unit outstanding prior to the Transactions was converted into a restricted stock unit with respect to Common Stock (the “Registrant Restricted Stock Unit”). Following each of those conversions, a special dividend in an amount equal to $17.50 per share (the “Dividend”) was applied to each share of Registrant Restricted Stock and each Registrant Restricted Stock Unit, and the exercise price per share of each Registrant Option was reduced by the per share amount of the Dividend.

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)
the Registrant’s prospectus, dated May 30, 2017 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form S-4, as amended (File No. 333-2126991);

(b)
the description of the Registrant’s Class A Common Stock, par value $0.0001 per share, included under the caption “Description of New Baker Hughes Capital Stock” in the prospectus forming a part of the Registrant’s Registration Statement on Form S-4, initially filed with the Commission on March 29, 2017 (File No. 333-2126991), including exhibits, and as amended; and

(c)	the current reports on Form 8-K filed with the Commission on July 3, 2017, and any amendment or report filed updating such Forms.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post‑effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws contain provisions indemnifying its directors and officers to the fullest extent permitted by law.  The Registrant plans to enter into indemnification agreements with each of its directors and executive officers which, in some cases, may be broader than the specific indemnification provisions contained under Delaware law.

In addition, as permitted by Delaware law, the Registrant’s certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:  (a) any breach of his or her duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (c) the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or (d) any transaction from which the director derived an improper personal benefit.  This provision does not affect a director’s liability under the federal securities laws.  To the extent the Registrant’s directors, officers and controlling persons are indemnified under the provisions contained in the Registrant’s certificate of incorporation, the Registrant’s bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on July 3, 2017.

Baker Hughes, a GE company

By:	/s/ Lorenzo Simonelli

Name:	Lorenzo Simonelli

Title:	President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Brian Worrell, William Marsh and Lee Whitley, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of July, 2017.

Signature	Title

/s/ Lorenzo Simonelli
Lorenzo Simonelli	President & Chief Executive Officer, Director (Principal Executive Officer)

/s/ Brian Worrell
Brian Worrell	Chief Financial Officer (Principal Financial Officer)

/s/ Kurt Camilleri
Kurt Camilleri	Vice President, Controller & Chief Accounting Officer (Principal Accounting Officer)

/s/ Jeffrey R. Immelt
Jeffrey R. Immelt	Director

/s/ Martin S. Craighead
Martin S. Craighead	Director

W. Geoffrey Beattie	Director

/s/ Gregory D. Brenneman
Gregory D. Brenneman	Director

/s/ Clarence P. Cazalot, Jr.
Clarence P. Cazalot, Jr.	Director

/s/ Lynn L. Elsenhans
Lynn L. Elsenhans	Director

/s/ Jamie S. Miller
Jamie S. Miller	Director

/s/ James J. Mulva
James J. Mulva	Director

/s/ J. Larry Nichols
J. Larry Nichols	Director

/s/ John G. Rice
John G. Rice	Director

Exhibit Index
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

3.1
Amended and Restated Certificate of Incorporation of Baker Hughes, a GE company effective as of July 3, 2017 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on July 3, 2017)

3.2	Amended and Restated Bylaws of Baker Hughes, a GE company (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on July 3, 2017)

4.1	Baker Hughes, a GE company Long Term Incentive Plan*

4.2	Amended and Restated Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan*

4.3	Amended and Restated Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan*

4.4	Baker Hughes Incorporated Director Compensation Deferral Plan (Amendment and Restatement Effective January 1, 2009), as amended*

5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of KPMG S.p.A*

23.3	Consent of Shearman & Sterling LLP (contained in Exhibit 5)*

24	Power of Attorney (included as part of the signature pages to this Registration Statement)*

* Filed herewith